UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2004 (April 2, 2004)

COMMISSION FILE NUMBER 1-9533

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2459427
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Item 2. Acquisition or Disposition of Assets

On April 2, 2004, World Fuel Services Corporation (the “Company”), through its subsidiary World Fuel Services European Holding Company I, Limited (“World Fuel Europe”), purchased all of the outstanding shares (the “THL Shares”) of Tramp Holdings Limited (“THL”) from Carl C. Carlsen and Jonathan R. Cole (collectively, the “Sellers”). On April 2, 2004, World Fuel Europe also acquired the shares of Tramp Group Limited, a subsidiary of THL, which were not otherwise held by THL as of such date (the “TGL Shares”). The TGL Shares were purchased from Seefracht A.G. The aggregate purchase price for the THL Shares and the TGL Shares was approximately £45.3 million British Pounds Sterling, or approximately $83.8 million US Dollars, which amount may increase or decrease subject to certain post-closing adjustments. The purchase price was paid in cash. The purchase price for the THL Shares and the TGL Shares was negotiated on an arm’s-length basis between the parties, and was funded through the Company’s cash reserves and borrowings under its existing credit facility with LaSalle Bank, N.A.

Prior to completion of the acquisition, there were no material relationships between the Sellers, Seefracht A.G., or the acquired companies, and the Company, any of its affiliates, any officer or director of the Company, or any associate of such officer or director.

The acquisition agreements relating to the purchase of the THL Shares and the TGL Shares are attached as Exhibits 2.1 and 2.2, respectively. Schedules to the acquisition agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and will be provided supplementally to the Securities and Exchange Commission at its request.

Item 7. Financial Statements and Exhibits

Listed below are the financial statements, pro forma financial information and exhibits, if any, filed as a part of this report.

(a)	Financial Statements of the Business Acquired.

Any required financial statements will be filed by amendment to this Form 8-K by no later than June 15, 2004.

(b)	Pro Forma Financial Information.

Any required pro forma financial information will be filed by amendment to this Form 8-K no later than June 15, 2004.

(c)	Exhibits.

Exhibit No.	Description
2.1	Acquisition Agreement dated as of April 2, 2004, between the World Fuel Services European Holding Company I, Limited and Carl Christian Carlsen and Jonathan Robert Cole.

2.2	Acquisition Agreement dated as of April 2, 2004, between the World Fuel Services European Holding Company I, Limited and Seefracht A.G.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 16, 2004	World Fuel Services Corporation

/s/ Francis X. Shea
Francis X. Shea
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)